SERVICES AGREEMENT

Customer	**Apple iSports Australia Pty Ltd**
Sportradar ID	**39539**
Services	**Managed Trading Services** **Integrated Trading Services** **Pre-Match Odds Services** **MTS Marketing Services:** **Sports - Recommender Model, Popular & Trending** **Sports - Similarity Model**
Brand	**Apple iSports**
Platform (and number of domains, if applicable)	**In-House** **www.appleisports.com.au** **www.appleisports.com**
Consideration	**Monthly Minimum Guarantee** **Revenue Share**
Term	**36 Months from 20 February 2023**

The table above summarizes the principal commercial terms agreed between the Parties and is subject to the terms and conditions below.

Sportradar ID: 39539

Document Creation Date: 22 December 2022

This services agreement ("**Agreement**" or "**Services Agreement**") is entered by and between **Sportradar AG,** Feldlistrasse 2, 9000 St. Gallen, Switzerland (VAT ID: CHE-113.910.142 MWST) ("**Sportradar**") and **Apple iSports Australia Pty Ltd,** L2C, Paspalis Centrepoint, 48-50 Smith Street, Darwin, Australia ABN: 73 655 174 280 (Apple iSports Australia Pty Ltd) (the "**Customer**") (each a "**Party**" and together, the "**Parties**")**,** as follows:

In consideration of the mutual covenants and terms and conditions set out below, the Parties agree as follows: This Agreement consists of this document, any and all appendices attached hereto, and everything else incorporated by reference into this document in accordance with the terms set forth hereunder.

Terms used but not defined in this document shall have the meaning ascribed to them in the GTC. In the event of a conflict between the terms of the GTC and the terms of this document, the terms of the document shall prevail. This Agreement contains the entire agreement between the Parties in respect of the subject matter hereof and supersedes and cancels all previous agreements, negotiations, commitments and writings between the Parties hereto in respect of the subject matter hereof.

SECTION 1 INTRODUCTION

1. **Subject Matter of the Agreement.** The Parties hereto wish to undertake in a business relationship whereby Sportradar supplies to Customer data services to enable Customer to operate a sportsbook in the Territory.
2. **Definitions.** The Parties agree that the following terms shall have the meanings set forth below assigned to them for the purposes of this Agreement:

a. "**Addenda**" or "**Addendum**" means additional terms and conditions which apply to specific Services referenced in such Addendum.

b. **"Affiliates"** means any entity that, directly or indirectly, controls, is controlled by, or shares common control with, a Party. For purposes of this definition, "control" means the ownership, directly or indirectly, of a majority of the voting securities or other ownership interests of such entity, or the ability to direct the affairs, or control the composition of the board of directors or equivalent body, of such entity. "Affiliates" excludes entities that are acquired by Customer or that acquire Customer after the Effective Date of the Agreement; provided, however, that the foregoing exclusion shall not apply with respect to any bona fide corporate restructuring undertaken by either Party.

c. "**Betting Data**" means the statistical and/or factual information provided to Customer by Sportradar hereunder contained in feeds and Services and which may take the form of odds and/or probabilities, real-time score and/or other events happening in the course of a sporting event, or other quantifiable or factual information supplied as fact or figure in a Service pursuant to this Agreement.

d. "**Brand(s)**" means the consumer-facing name under which Customer conducts its sportsbook operation or otherwise offers its sports-betting services to end-users via brick-and-mortar retail locations and/or internet-based websites and/or applications.

e. "**Effective Date**" means the date on which this Agreement enters into force, as further designated in Section 5.

f. "**General Terms and Conditions**" or "**GTC(s)**" means the standard general terms and conditions applicable to this Agreement and set forth in Appendix 1.

g. "**Go-Live Date**" means the date in which Customer accepts its first wager from an end-user utilizing the Solution, as further designated in Section 5.

h. "**Hold**" means the Turnover minus the total volume of payouts generated by the Customer through offering its betting services based on Sportradar's Services.

i. "**Including**" **or** "**includes**" means "including, but not limited to."

j. "**Managed Trading Services**" or "**MTS**" means Sportradar's administering the bookmaking risk of the Customer by offering odds suggestions for the Customer to accept or reject.

k. "**Platform**" means the software (both server-based and user-based) used by Customer which enables and comprises an online sports-wagering operator-management system via a back-end administrative interface and a front-end user experience and through which the Services are routed, and the Brand(s) made available to consumers for Customer's sportsbook operation.

l. "**Related Contingency**" means that one or more of the selected markets in a Multiple Bet are directly related to or affect another market in the same Multiple Bet.

m. "**Services**" means Sportradar's provision of data, content, solutions, and/or other subject matter (including MTS) via a hosted online service through which it makes the foregoing available to Customer, including Betting Data, and which are further set forth herein.

n. "**Term**" means the Minimum Term and each Renewal Term (as such terms are defined in Section 5). "**Territory**" means worldwide (excluding the United States of America, the District of Columbia, and any and all United States' territories).

o. "**Turnover**" means the total sum of the monetary amount wagered on every bet using the Services, excluding cancelled bets; for the avoidance of doubt, the "total sum of the monetary amount" shall include bets placed with real money, promotional credits, bonus bets, and/or any other marketing mechanism intended to serve as a currency offered by Customer and used by an end-user to place a wager.

sportradar

SECTION 2 PROVISION OF SERVICES AND SCOPE OF USAGE

1. **Managed Trading Services.** MTS shall consist of risk management suggestions provided by Sportradar to the Customer for the sports, leagues and events covered in this Agreement. Risk management suggestions may include whether the Customer should (i) accept a bet, or (ii) decline a bet, or (iii) adjust its odds, or (iv) re-offer a bet, or (v) modify or remove any markets. Sportradar will grant the right to use and provide the following Services to the Customer in order to provide the Managed Trading Services:

a. Pre-Match Betting Services **("Pre-Match Products")**

i. Pre-Match Odds Service (incl. XML Feed)

b. Integrated Trading Services **("ITS Products")**

i. Up to 10 User Credentials
ii. Live Trading Tool (BetPal) (Betradar interface access)
iii. Betradar CTRL
iv. Customer acknowledges and agrees that the provision of the ITS Products by Sportradar is subject to additional terms and conditions attached hereto as Appendix 4.

c. MTS Marketing Services – Sports Personalization

i. Recommender Model (incl Popular/Trending, Location)
ii. Similarity Model

("MTS Marketing Services")

With respect to Customer's use of the Marketing Services, Customer agrees to be bound by the terms and conditions contained in the MTS Marketing Services Addendum, **found at the following url**: https://sportradar.com/mts-marketing-services-addendum-b2c/. Customer acknowledges that MTS Marketing Services shall be provided according to the scope detailed in the attached **Appendix 5 – MTS Marketing Services Scope**. The use of the MTS Marketing Services shall be subject to the SLA included under the MTS Marketing Services Addendum and therefore these are expressly excluded from the Sportradar SLA detailed in **Appendix 6**.

2. **Grant of Rights.** Sportradar hereby grants to the Customer the limited, non-exclusive, non-transferable,

and non-sublicensable right (except as may otherwise be provided herein) to (i) integrate the Services solely with Customer's wholly owned or duly licensed Platform In- House, and (ii) offer sportsbook services to end-users in connection with Customers Brands **Apple ISports**; www.appleisports.com.au www.appleisports.com each of (i) and (ii), within the Territory and in accordance with the terms and conditions of this Agreement.

3. **Ticket Integration**. The Customer is obligated to provide Sportradar the complete anonymized data of its end users, as well as any further data requested by Sportradar that is necessary for the Services ("**Ticket Integration**"). For every event booked by the Customer and for each bet placed by an end user on that particular event, the Customer shall transmit all required data exclusively to Sportradar via the Ticket Integration mechanism described herein. The required data of end users, includes but is not limited to, the data contained within the list attached to this Agreement as Appendix 2. Sportradar reserves the right to modify, add or remove any requirements from the list contained within Appendix 2, in discussion with the Customer. The Customer warrants that it will comply with the minimum data requirements set by Sportradar for Ticket Integration. The Customer will also comply with the relevant performance standards of the Ticket Integration process set by Sportradar (e.g. latency).

4. **Events**. All bets placed by the Customer's end users on any event booked through MTS shall be sent exclusively to Sportradar, Customer shall not engage third-party feeds for the same event.

   Odds Keys. The Customer operates its business as a bookmaker and will define the odds keys. The Customer has the right and obligation to set odds keys and is solely responsible for setting the odds keys. Solely for risk management purposes, Sportradar shall be permitted to (i) designate minimum odds keys, and (ii) change or manage the odds keys set by Customer. For the sake of clarity, Sportradar does not operate a bookmaking business or offer any type of wager or bet to end users.

5. **Maximum Payout**. For the Managed Trading Services, the Customer must set a maximum payout with its end-users, which shall be technically configured into Sportradar's system and contained within the Customer's end-user facing terms and conditions. The Customer shall be fully and solely responsible for setting the maximum payout limits conspicuously with its end-users and configured with industry standards. Sportradar acknowledges and agrees, and Customer represents and warrants, that Customer's maximum payout policy is as follows: EUR 100,000 (i.e. PER TICKET) ("**Max Payout Policy**"). The Parties expressly agree that under no circumstances shall Sportradar be liable to Customer, or Customer's end-user, for a payout exceeding Customer's Max Payout Policy. Customer may update its Max Payout Policy from time to time, in its sole discretion, provided that Customer shall promptly notify Sportradar of such update in writing and in accordance with the form requirements hereunder. Customer agrees to fully indemnify, save,

and hold Sportradar harmless from any liability resulting from any payouts, including, without limitation, those exceeding the Max Payout Policy no matter how the winnings accumulated.

6. **Multiple Bets**. The Parties agree that, for the calculation of bets consisting of more than one (1) selection combined into a single bet ("**Multiple Bet**"), every leg of a Multiple Bet must be successful to trigger Customer's pay out of winnings as recognized within Sportradar's MTS system as detailed in Appendix 3. Sportradar automatically blocks Related Contingencies for all sports and events unless the Customer notifies Sportradar in writing that Related Contingencies are allowed. The Customer shall be liable for all Multiple Bets that allow Related Contingencies.

7. **Publicity.** The Parties may, upon mutual agreement, issue a press release upon execution of this Agreement or issue other public marketing and communications materials during the Term detailing the business arrangement hereunder.

8. **Service Level and Support.** Each Party shall designate an employee that the other Party may contact to coordinate any urgent issues with respect to the Solution created hereunder. The Parties undertake to guarantee a commercially reasonable level of support to one another. The Parties agree that Sportradar's Managed Trading Services shall be provisioned in accordance with the service level agreement attached hereto as **Appendix 6** ("**Sportradar SLA**"). Customer will contact Sportradar to resolve any issues related to the Services.

SECTION 3 CONSIDERATION

1. **Revenue Share**. The Managed Trading Services are subject to a revenue share on Customer's Hold. Customer shall pay to Sportradar, according to the following schedule, per month from all Customer sports betting activities utilizing the Services, plus VAT/GST if applicable ("**Revenue Share**"):

Monthly Hold	Revenue Share % owed to Sportradar Pre-Match
From €0 to €[redacted]	[redacted]%
From €[redacted] to €[redacted]	[redacted]%
From €[redacted] to €[redacted]	[redacted]%
From €[redacted] to €[redacted]	[redacted]%
>€[redacted] [redacted]	[redacted]%

For the avoidance of doubt, the Revenue Share is only a means to calculate Sportradar's remuneration. Sportradar is only a service provider and is not an operator organizing or offering betting services or games of chance to users in the Territory or in any certain jurisdiction.

For the avoidance of doubt each level of revenue will not become obsolete if the next level/band is reached. For example, if Customer has a Hold of EUR [redacted], the Revenue Share payable to Sportradar would be EUR [redacted] (EUR [redacted] + EUR [redacted])

2. **Minimum Monthly Guarantee.** If the Revenue Share does not reach EUR [redacted] Customer guarantees to pay to Sportradar EUR [redacted] plus VAT/GST, if applicable, per calendar month ("**Minimum Monthly Guarantee**") instead of the Revenue Share amount for the applicable month. The Minimum Monthly Guarantee is reduced to EUR [redacted] in months one (1) to three (3) and EUR [redacted] in months four (4) to six (6).

3. **Loss Participation.** For the purpose of calculating the Revenue Share, the Parties agree that for any applicable month if the Hold is less than EUR 0,-- (hereinafter referred to as "Loss(es)"), Sportradar agrees to be liable to the Customer for [redacted]% of the total Loss amount ("**Loss Participation**"). Sportradar grants the Customer the right to transfer potential Losses suffered in any month to the next month(s), within the term of this Agreement. This Loss shall be transferred to the next month and deducted from the invoice of the following month. If there is a negative result remaining at the end of this contract, Sportradar will pay such amount to Customer with the limitation set forth in the GTCs and subject to the terms and conditions of this Agreement. Sportradar is entitled to offset any amounts due regarding the Loss Participation against any amounts due by Customer to Sportradar pursuant to this Agreement. In the case of any extraordinary termination of the Agreement by the Customer, other than for material breach, the Customer will solely bear any Losses. The participation in any possible Losses of the Customer shall only apply in case of an ordinary termination or expiration of this Agreement. For the avoidance of doubt, the Loss Participation shall not apply to any unmanaged services. In the event the following are provided under this Agreement, the results obtained from the MTS Marketing Services – Casino Personalization shall be expressly excluded for the purposes of calculating any potential Loss.

4. **Payments and Invoicing.** Payments are due and shall be made net of any taxes on a monthly basis, with the Minimum Monthly Guarantee paid by Customer in advance and any additional Revenue Share paid in arrears. All payments shall be made by bank transfer within ten (10) days from receipt of the invoice to the bank account listed on the invoice received by Customer from Sportradar.

5. **Integration**. If the Customer completes all mandatory MTS technical integration activities in sixteen (16) weeks or less from commencement of MTS ticket integration, the Customer is eligible for a discount for the first six (6) months of live MTS operation. If the technical integration is not completed within the 16 weeks mentioned above, the Customer is not eligible for any start-up discount and shall, from the seventeenth (17th) week on, pay to Sportradar the full Consideration invoiced amount regardless of the actual Go-Live Date. Notwithstanding the above, within thirty (30) days following the confirmation from Sportradar on the readiness of the Customer to launch in production, which shall follow the successful completion of all MTS technical integration activities, the Customer shall start sending Tickets to Sportradar and shall be required to pay the full Consideration invoiced by Sportradar.

6. **Reporting.** Sportradar will provide a detailed report each month to Customer on the Hold and revenue share(s) derived from the Services generated in the previous month within seven (7) days of months' end. The Customer shall provide Sportradar a direct and remote access to its computer system, software, server or any other required access points, in order to control the performance of the Services and to verify the Hold in real-time. Information in the real-time report shall at least comprise the number of tickets (bets), the total turnover, and the margin (total Hold as percent of total turnover) of the Customer and will be subject to the obligations regarding Ticket Integration contained in this Agreement. The report shall be calculated in the UTC 00:00 time zone.

7. **Bonuses.** For the calculation of Sportradar's Revenue Share, any bonuses granted by Customer to its end-users shall not apply to the basis of the calculation of the Revenue Share; for the avoidance of doubt, all Turnover generated shall be considered for the calculation of the Revenue Share.

8. **Accounting Information.** Upon request, the Customer agrees to provide Sportradar with reasonably requested accounting records from the previous twelve (12) months in order to assist in calculating the Hold percentage for the purposes of the Revenue Share.

SECTION 4 DISPUTE RESOLUTION AND GOVERNING LAW

1. **Executive Escalation**. Prior to taking an action to cause commencement of legal proceedings under Section 4(2)-(3) of this Agreement, the Parties shall first submit such dispute to the Parties' respective senior executives for amicable resolution. The senior executives to whom any dispute is submitted shall attempt to first resolve the dispute through good faith negotiations over a reasonable period of time, not to exceed thirty (30) calendar days ("**Escalation Period**"), unless the such senior executives mutually agree in writing to extend such Escalation Period. The Escalation Period shall be deemed to commence on the date the dispute was submitted in writing to the senior executives. All negotiations and/or compromises

pursuant to this Section shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. Neither Party shall commence legal proceedings prior to the end of the Escalation Period and only if such dispute remains unresolved. The Parties expressly agree that this section shall not apply to material breaches of this Agreement which cannot be cured and/or those material breaches in which the non-breaching Party would be unduly prejudiced by the Escalation Period.

2. **Choice of Law**. This Agreement shall be governed by and construed in accordance with material Swiss law without regard to the principles of conflict of laws. The Parties expressly agree to exclude the application of the United Nations Convention on Contracts for the International Sale of Goods (1980).

3. **Choice of Venue**. Any dispute, controversy or claim arising out of or in relation to this contract, including the validity, invalidity, breach or termination thereof, shall be submitted to mediation in accordance with the Swiss Rules of Commercial Mediation of the Swiss Chambers' Arbitration Institution in force on the date when the request for mediation was submitted in accordance with these Rules. The seat of the mediation shall be Zurich, Switzerland. The mediation proceedings shall be conducted in English. If such dispute, controversy or claim has not been fully resolved by mediation within sixty (60) days from the date when the mediator has been confirmed or appointed, it shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers' Arbitration Institution in force on the date when the Notice of Arbitration was submitted in accordance with those Rules. The number of arbitrators shall be (1) one. The seat of the arbitration shall be in Zurich, Switzerland. The arbitral proceedings shall be conducted in English. The arbitration shall be conducted in accordance with the provisions for Expedited Procedure (if so wished by the Parties**).**

SECTION 5 TERM AND TERMINATION

1. **Minimum Term.** The Effective Date of this Agreement shall be **20 February 2023**. This Agreement shall run from the Effective Date to **19 February 2026** ("**Minimum Term**").

2. **Launch**. The Go-Live Date shall be on or about 20 February 2023. The Parties acknowledge and agree that the Go-Live Date may be subject to change due to regulatory and licensing factors beyond the control of either Party and other technical factors outside of either Party's reasonable control. Each Party agrees to keep the other reasonably informed of any circumstances affecting the Go-Live Date.

3. **Auto-Renewal.** After expiration of the Minimum Term, this Agreement shall automatically renew for further one (1) year periods ("**Renewal Term**"), unless terminated by either Party effective as of the end of the

Minimum Term or any Renewal Term by giving ninety (90) days prior written notice to the other Party.

4. For each year the Agreement is automatically renewed following the Minimum Term, the Prices shall be increased up to 5%.

SECTION 6 COMPLIANCE AND REGULATION

1. **Definitions**. For purposes of this Section only, the following terms shall have the definitions hereby assigned to them:

a. "**Associate**" means any person (whether incorporated or not) controlled by, controlling, or in common control with any party, as the case may be. A person shall be deemed to control another entity if it possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other entity, whether through ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise ("**Means of Control**"). Without derogating from the generality of the foregoing, a person shall be deemed in control of another entity if they hold more than ten per cent (10%) of any one of the Means of Control of such other entity.

b. "**Prohibited Person**" means any natural or legal person: (1) listed in the annex to, or otherwise subject to the provisions of, Directive (EU) 2015/849 (including the amending Directive (EU) 2018/843); (2) who is identified as or affiliated with a person designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the applicable laws and/or regulations of the Territory; (3) that is owned or controlled by, or acting for or on behalf of, any natural or legal person that is listed in the annex to, or is otherwise subject to the provisions of any of the foregoing regulations; (4) with whom a regulated lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including any of the foregoing regulations; (5) who commits, threatens, or conspires to commit or supports "terrorism" as defined in any of the foregoing regulations; or (6) who is an Associate of, or affiliated with, a person listed above.

c. "**Gaming License**" means a permit, license, approval, or authorization by a state authority, regulator or government agency, to deal, operate, carry on or conduct a sports poor or sports wagering activity within a specific jurisdiction.

d. "**Key Stakeholder**" means a business or legal entity or a natural person acting as an officer, director, executive, trustee, owner, independent contractor, or agent of a Business Entity, who has the power to exercise either alone or in conjunction with others, management, or who has operating authority over the business, corporation, organization, or affiliate thereof.

e. "**Parent Company**" means an entity that controls or owns another entity(ies) through holding majority of equity, voting rights, and/or ownership stock.

f. "**Unsuitable Person**" means: (i) a person who has at any time been identified by any Gaming Regulator as unsuitable to be associated with gambling; (ii) a person who has been denied a Gaming License in any jurisdiction; suspension for cause or revocation of a Gaming License in any jurisdiction; and/or (iv) any person who is an Associate, or Principal, of any person to whom the foregoing provisions (i) – (iii) apply or have applied at any time.

2. **Licensing**. The Parties and their respective Affiliates acknowledge that they may be subject to the authority of various casino and gaming regulatory authorities ("**Gaming Regulators**"). Customer will provide reasonable, written prior notice to Sportradar if Customer decides to enter and operate into a new regulated jurisdiction within the Territory and will obtain the necessary approvals from the appropriate Gaming Regulator before commencing operations. Customer will provide updates to any subsequent changes to the status of their registration, certification or license application including final or temporary approvals. The Parties agree that if subsequent developments cause their good-standing with a Gaming Regulator to change or be affected, then the affected Party will immediately notify and furnish a supplementary written report (email is sufficient) detailing such change in circumstances to the other, such supplementary written report to include the registration, certification, and/or license affected, status of Customer's good-standing, the cause therefor, and any other information reasonably requested by Sportradar to enable Sportradar to verify Customer's compliance hereunder. The Parties warrant that to the best of their knowledge and acting in good faith that at no time has any Gaming Regulator (i) denied it or any of its Key Stakeholders or Associates a Gaming License or (ii) determined that a Party or any of its Key Stakeholders or Associates are an Unsuitable Person and neither it, nor any of its Employees, Key Stakeholders, or Affiliates, is a Prohibited Person or Unsuitable Person.

3. **Due Diligence**. The Parties shall adopt internal compliance policies and procedures that align with regulations that govern their respective industries, products, and services. Each Party shall ensure the services provided hereunder are part of its general gaming compliance policies and procedures, if applicable. More specifically, as a licensed and regulated business, Sportradar is subject to comply with various legal and regulatory obligations, including the obligation to conduct certain due diligence and monitoring on prospective and existing customers. Accordingly, Sportradar will require completion of a "Know-Your-Customer-Questionnaire" ("KYC Questionnaire"). The Customer is obliged to complete the KYC Questionnaire promptly after receipt, however not later than twenty-eight (28) days after execution of this Agreement with Sportradar ("Return Deadline"). If by the Return Deadline the Customer has not adequately completed the KYC Questionnaire, Sportradar will issue at least one reminder to the Customer to cure any omission(s). If the Customer does not thereafter promptly cure the omission(s), Sportradar may suspend or cease supplying the Services to the Customer with 30 days' notice and/or to terminate this Services Agreement and any other contracts between the Parties with immediate effect. Customer understands and acknowledges

that certain confidential, private and/or personal data will be required from Customer to complete the KYC Questionnaire. Sportradar will store such information obtained in a manner that adheres to the applicable data security standards and privacy laws. The Customer represents and warrants that it will cooperate with any additional and reasonable due diligence request updates in connection with the Services offered hereunder, and that non-compliance with Sportradar's KYC policy or requests may be deemed a breach of the Services Agreement.

4. **Maintenance of License**. The Parties acknowledge that each operate in a highly regulated industry and will adhere to all necessary suitability standards, regulatory and licensing requirements, and guidelines required to obtain and maintain active Gaming Licenses for their business' services and products in the jurisdictions in which it operates. Each Party agrees to communicate to the other Party, in writing within ten (10) business days of a regulator's enforcement notice, any regulatory impacts to its licensing status that could impact its ability to conduct business as usual within the Territory. Furthermore, if, during the Term, (i) a Party is notified by any gaming regulatory authority or agency, government agency, or its internal compliance committee that conducting business with the other Party may jeopardize any license or ability to be licensed, or; (ii) a Party has demonstrable and objective reasons to believe that the other Party or any of its controlling shareholders, officers or directors are involved or associated with organized crime, or found to be in non-compliance with any applicable anti-money laundering, anti-terrorist, or economic sanctions legislation, regulation or guideline, then such Party shall have the right to immediately suspend supply or use of the Services upon written notification to the other Party, as applicable, until (i) or (ii) above are remedied. If, in the event, the implicated Party cannot remedy the foregoing by making good faith efforts within the sixty calendar (60) days after such suspension period begins, such Party may immediately terminate this Agreement upon written notification to the other.

5. **Anti-Money Laundering** Each Party shall comply with all applicable financial recordkeeping and reporting requirements, and applicable anti-money laundering laws in the jurisdictions in which such Party conducts business. Each Party represents it is not under investigation by any governmental authority for, and has never been charged with or convicted of money laundering, drug trafficking, terrorist activities, and/or any violation or applicable anti-money laundering laws and/or regulations. Each Party agrees to notify the other Party of any known suspicious activity relating to any provision, directly or indirectly, of this Agreement. Upon the other Party's reasonable written request, each Party agrees to provide the other Party with documentation relating to such Party's anti-money laundering program, policies, and/or procedures maintained by such Party or its Affiliates.

6. **Anti-Bribery Compliance**. In connection with its business, neither Party's Parent Company nor the Party itself, nor to the knowledge of the Party, has any employee, or other person associated with or acting on

behalf of the Party has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or any other similar laws, statute, rule or regulation of any country including any regarding unlawful influence of any person for business advantage, or made any bribe, rebate, payoff, influence, payment, kickback or other similar unlawful payment to any person.

7. **Anti-Corruption.** To the best of its knowledge, neither Party nor its Affiliates, have any employee or agent acting directly or indirectly on its behalf, who has used corporate funds for unlawful payments, contributions, and/or expenses. Each Party and its Affiliates and authorized representatives acting on such Party's behalf in the performance of this Agreement shall comply at all times with (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, ("FCPA"); (b) the UK Bribery Act 2010; (c) the applicable anti-corruption and/or anti-bribery laws; and/or (d) any other applicable anti-corruption law(s) ("Anti-Corruption Laws") applicable to each such Party and the jurisdictions associated with this Agreement.

8. **Trade Sanctions**. Each Party shall comply with all customs, export control, antiboycott, economic and financial sanctions laws and regulations of the jurisdiction where it is formed, the jurisdictions in which it conducts business, or any other governing bodies whose sanctions regimes may otherwise have jurisdiction over the Parties. Neither Party shall supply or transfer in any way products, equipment, goods, technology, or software furnished by the other Party to any person or entity (a) listed in any sanctions-related list of designated persons maintained by the Swiss Secretariat for Foreign Affairs ("SECO"), the United Nations Security Council, the European Union, any Member State of the European Union, and/or the United Kingdom; or (b) operating, organized or resident in any country or territory which is the subject or target of any country-wide or territory-wide sanctions. Neither Party, nor any of their employees, representatives, and or Affiliates of such Party or such subsidiary is (a) a sanctioned person or entity sanctioned by SECO, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) holding any assets located in jurisdictions sanctioned by SECO, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; or (c) deriving revenues from investments in, or transactions with, persons or entities sanctioned by SECO, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom.

9. **Termination for Non-Compliance**. In addition to all other rights and remedies set forth herein, either Party may terminate this Agreement, if a Party is advised directly by a Gaming Regulator to do so (upon written evidence submitted to the non-terminating Party) or if either Party's internal regulatory compliance advisors

finds just cause to reasonably believe that the other Party is unsuitable, connected to illegal activity, or an associated Gaming License would be suspended, denied, or revoked due to this Agreement.

SECTION 7 FORM AND FINAL PROVISIONS

1. **Form**. This Agreement shall be entered into in writing. Any amendment of or modification to this Agreement shall be made in writing (including any amendment or modification of this clause). For the purpose of this Agreement, "writing", "in writing" and "written" includes handwritten signatures, signatures produced by mechanical or digital means (such as by stamp, print, copy, scan, digitally scanned and stored signature inserted into [digital] document, etc.) as well as qualified electronic signatures. Also, for the avoidance of doubt, transmission/exchange in electronic format (for example scanned documents sent by email) do fulfill the form requirement. The written form requirement in this section may only be waived by respecting the same written form requirement.

SECTION 8 SIGNATURES

1. **Authorization**. Each Party hereby causes its duly authorized representative(s) to execute this legally binding document on its behalf:

Ulrich Harmuth

Name: Ulrich Harmuth
Function: CSO
Date: March 1, 2023
Sportradar AG

Jeremy Samuel

Name: Jeremy Samuel
Function: Director
Date: March 1, 2023
Apple ISports Australia Pty Ltd

A second signature is required for Sportradar AG if Mr. Carsten Koerl, CEO of Sportradar AG, has not signed this Agreement.

Christian Berg

Name: Christian Berg
Function: Global Head of Tax
Date: März 1, 2023
Sportradar AG

sportradar

Appendix 1 GTC

General Terms and Conditions Betting Data

1 Subject Matter of the Services Agreement

1.1 Content. The sports, leagues and events/tournaments covered by Sportradar Content and Sportradar API products (hereinafter referred to as the "Content") are defined in the Sportradar Coverage document found at https://www.sportradar.com/wp-content/uploads/sites/5/2014/12/Sportradar_Coverage.pdf as amended from time to time. The document will form part of the Agreement as amended from time to time. Sportradar reserves the right to modify the coverage of sports at any time at Sportradar's sole discretion, save that Sportradar will not make any substantial or fundamental changes to the coverage.

1.2 Transmission. The Customer is aware and accepts that Sportradar Services are only provided through networks and transmission routes of third parties. Customer exonerates Sportradar of all responsibility and liability for interrupted availability and correctness of the transferred data and information via the Solution attributable to a third-party network or transmission route, including for delivery of data and information in real time.

1.3 Independent Judgment. The Customer agrees and accepts to use the delivered data and service only after automated or manual supervision and assessment by the Customer. The Customer acknowledges that: 1) the Services may experience technical malfunctions that are common and industry-standard, and 2) the use of Sportradar data is no substitute for the independent use of judgement or knowledge of the relevant markets as to any proposed actions and that the Sportradar data is open to interpretation. Furthermore, the Customer acknowledges that Sportradar's risk management suggestions do not replace the Customer's independent decision making. Sportradar shall act and supply the Managed Trading Services with commercially reasonable efforts, but Sportradar shall not be liable for any pay-out made by an Operator to an end-user resulting from a technical, pricing, and/or resulting malfunction.

1.4 Compliance with Law. Each Party shall perform all activities under this Agreement in accordance with all applicable laws, regulations, and rules including obtaining, operating under, and maintaining all necessary regulatory approvals, permits, and certifications, including any and all gaming licenses within the Territory. Sportradar is only a service and technology provider, and not a sportsbook or gaming operator conducting games of chance in any particular jurisdiction.

2 Rights and Obligations of Sportradar

2.1 Sportradar grants the Customer the non-exclusive and non-transferable right to use the Services for the term of the Agreement.

2.2 Sportradar uses analytics cookies within the widgets and some of the hosted solutions to control and develop the performance of its Services. Any data collected is anonymized. When required under the applicable law, the Customer shall provide end users with information about the use of analytics cookies and shall obtain (where necessary and required) any consent before placing cookies on end users´ devices.

2.3 Sportradar is constantly updating its Services in order to meet the needs of its clients and the industry. In the event a certain Service is technologically out of date, that particular Service will be replaced by a newer version thereof. The end of life for the current version will be announced in writing, in advance, in a commercially reasonable period of time to the Customer.

3 Obligations of the Customer

3.1 Licenses and Permits. Each Party shall be solely responsible for acquiring any and all necessary licenses, permits, certifications, or other authorizations necessary to organize its business and offer its services in the Territory, including any technical conformity requirements required for such Party to undertake under federal, state, and/or local law and/or regulation. The Customer shall not organize its services and offer its products based on the Solution in jurisdictions in which it does not possess the necessary licenses or permits. The Customer represents and warrants that the organization of services and the offering of the products based on the Solution to end-users will be provided in accordance with all applicable laws and regulations.

3.2 Access. To ensure the provision of the Services, the Customer shall be responsible to deliver any data reasonably requested by Sportradar in order to enable Sportradar to provide the Services hereunder in a timely manner. Sportradar shall get access to this data via XML feed or the crawlers of Sportradar shall get access to the Customer web pages to extract this data. The Customer accepts and agrees that its data is visible worldwide to other customers of Sportradar via the Sportradar online web interface. Sportradar may also deliver the Customer's odds data to third parties without limit as to location for display on odds comparison sites Sportradar will use best efforts to remove all critical odds mistakes before sending to third parties and to send the odds in real-time.

3.3 Modifications. The Customer shall solely be responsible for any modifications, including but not limited to the delivered Service, content, information, data, layout, design, logos and/or wordmarks. Customer must provide to Sportradar full and complete data for all events booked by the Customer and bets placed by the end users via Ticket Integration and shall not withhold, filter, modify, redact, or limit any data, information, or bets it provides to Sportradar. The Customer shall be fully liable for all losses it causes under this Agreement due to fraudulent, deceptive, and/or erroneous transmission of data, information or bets to Sportradar. Sportradar reserves the right to update the technical configuration of the Services at any time in its sole discretion, provided that Sportradar shall not substantially or materially decrease the features and functionalities of the Services or render the Services non-compliant with applicable law and/or

regulation. In the event Sportradar must eradicate a portion of the Services, and/or eradicate a Service in its entirety, in Sportradar's sole discretion, Sportradar shall immediately provide Customer advanced, written notice (email is sufficient) and replace such Service and/or portion of the Service with a substitute good/service of equal or higher quality in a commercially reasonable period of time. Customer's continued access to and use of the replacement good/service will constitute binding acceptance of the replacement.

3.4 Sublicense. The Customer shall not be entitled to resell, sub-contract, distribute or otherwise provide the Services and/or content in whole or in part provided hereunder by Sportradar to the Customer's Affiliates and/or to any other third-party unless expressly agreed between the Parties in writing. The Customer shall cause all of its third-party service providers having access to the Services to abide by the terms of this GTC 3.4. In the event the third-party service provider uses or does resell, sub-contract, distribute or otherwise provides the Services in whole or in part to its Affiliates or any other third party, Sportradar is entitled to suspend or cease supplying Services to the Customer with immediate effect.

3.5 If the majority of the voting stock or voting equity interest in Customer is sold or if the Customer is going to be taken over in any other direct or indirect way, Customer must notify Sportradar (in writing) no later than thirty (30) days prior to such change of control taking effect, at which time Sportradar may terminate this Agreement within thirty (30) days after such notification by the Customer to Sportradar.

4 Violations of Obligations of the Customer

In the event the Customer violates any of its obligations under Section 2 (as it relates to Scope of Usage, Ticket Integration, and Events) of the main body of the Agreement and/or of section 3.4 of these GTC ("Violation(s)"), the Customer undertakes to pay to Sportradar any and all sums obtained as a result of the Violation(s) and a penalty amounting to the six times the monthly amount specified in section 3 (Consideration) of the Agreement for each month during which the Violation(s) occur. The payment of the penalty does not release the Customer from observing its contractual obligations and Sportradar is entitled to claim damages in excess of the penalty. In addition, the aforementioned penalty shall become due and payable irrespective of the occurrence of an actual damage and shall be without prejudice to any other remedies that may be available to Sportradar under the applicable law. In the event of any Violation(s), Sportradar is entitled to suspend or cease supplying Services to the Customer with immediate effect and/or to terminate this Agreement and any other contracts between the Parties with immediate effect.

5 Remuneration

5.1 Payments. Payments are due and shall be made net of any taxes on a monthly basis with the Minimum Monthly Guarantee paid by Customer in advance and any additional Revenue Share paid in arrears. All payments shall be made by bank transfer within 10 (ten) days from receipt of the invoice to the following bank account:

Account holder: Sportradar AG, Feldlistrasse 2, CH-9000 St. Gallen, Switzerland

Company registration number: CH-320.3.062.151-0 / UID: CHE-113.910.142

Bank: UBS Deutschland AG, Bockenheimer Landstraße 2-4, 60306 Frankfurt am Main

IBAN: DE38 5022 0085 1045 0700 18

BIC: SMHBDEFFXXX

Customer warrants that all payments made in relation to this Agreement will be made directly from either (a) Customer, or (b) a wholly owned subsidiary of Customer to Sportradar.

5.2 Setup Work. The Customer notes that 10 hours setup work is included. For additional setup work an hourly fee of EUR 120.00.

5.3 Taxes. The amounts due to Sportradar shall be net of any taxes, including but not limited to tax on royalty payments, digital services tax, source tax levied on the Customer in the country where the Customer is resident, receives the Services or provides its services. For VAT/ GST purposes, the Customer hereby confirms that it uses the Services purchased from Sportradar wholly and exclusively for its own business purposes. The Customer shall solely be responsible to pay at its own expense any and all taxes (including without limitation VAT, consumer taxes, excise taxes or any similar taxes) that might be payable in the Customer's jurisdiction as a result of the Services hereunder. On request, Customer undertakes to provide Sportradar with information and evidence about the actual fulfilment of this tax obligations as a result of the Services under this Agreement. Customer agrees to, at its own expense, indemnify, defend, settle and hold Sportradar and its Affiliates, directors, officers and/or employees harmless from and against any and all tax liabilities, costs, damages, claims and/or expenses as a result of the Services provided under this Agreement.

5.4 Price Adjustment. Sportradar reserves the right to adjust all fees and prices on an annual basis in January equal to the greater of the twelve (12) month average of the Consumer Price Index of all European Union Member States as published by Eurostat (https://ec.europa.eu/eurostat/web/hicp/data/database, Euro area index 2015=100) or five percent (5%). The aforementioned adjustment will apply to all fees and prices hereunder, including but not limited to Fixed Fees, Minimum Monthly Guarantees as well as to the tranches of the Hold for the calculation of Revenue Share, that shall be increased accordingly.

5.5 The Prices agreed and applicable to any Service designated as "official" herein or in any of the accompanying documentation (including the Live Booking Calendar, the Betradar Surcharge Overview available on betradar.com, and/or the Coverage Document) are valid on a season-by-season basis for the applicable sport; and Sportradar reserves the right to reasonably adjust the Prices for such "official" Service(s) no later than thirty (30) days

before the start of each season during the Term, such adjustment to be confirmed in writing and agreed by Customer therein. If Customer does not agree to such adjusted prices then the Service to which the "official" Service relates may be terminated by either Party for convenience with Customer to provide such written notice to Sportradar within 60 days of the date upon the date of such Prices adjustment notice.

5.6 Late Payment. If any sums due to be paid by the Customer to Sportradar under this Agreement are not paid when due, then in addition to its other rights, Sportradar may; (i) charge interest of five per cent (5%) per annum on the overdue amount, from the date the sum fell due for payment until it is paid in full, (ii) recover from the Customer reasonable legal costs (including attorney fees and internal costs) which incur for recovering the overdue amount, , and (iii) suspend or cease supplying Services to the Customer or suspend any other contract between them. If, due to non-payment, Sportradar must suspend the Services, the Customer is still liable for the Prices for the remainder of the Term.

5.7 Audit. If there is any doubt concerning the revenues derived from the Services or the data and information provided to Sportradar through Ticket Integration or otherwise, Sportradar is entitled to propose an impartial review by an independent auditor. Such auditor will be nominated by Sportradar. The auditor shall present his opinion within a period of two weeks from the day of nomination. Such opinion shall be binding on the parties. The costs of the auditor shall be carried by Sportradar unless the result of the auditor's report differs more than 10% from the information in the real time report and any other relevant information supplied or provided by the Customer. In such cases the Customer shall be liable for the costs of the audit.

5.8 The use of the Services in the United States of America and all states where sports betting is not allowed at the time of the conclusion of this Services Agreement (the "Excluded Territories") is explicitly not covered by the consideration hereunder. Should any relevant changes to the law occur in the Excluded Territories during the term of this Services Agreement and should the Customer wish to use and offer the Services provided by Sportradar in any of the Excluded Territories, the Parties will agree to a reasonable increase of the remuneration hereunder that reflects the usage of the Services in the Excluded Territories, which usage may be subject to additional terms and conditions.

6 Term and Termination

6.1 Material Breach: Either Party may terminate this Agreement with immediate effect due to material breach upon written notice if the terminating Party cannot in good faith be expected to continue the Agreement. Material breach shall include; (i) if the other Party commits a material breach, which is either anticipatory or incapable of rectification, (ii) if upon notice in writing to the other Party of any other material breach, capable of rectification, of any provisions of this Agreement, which has not been rectified within fifteen (15) calendar days after receipt of the written notice from the other Party requesting such rectification, or (iii) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by the other Party. Any breach of provisions under Section 6 Compliance and Regulation, shall be considered a material breach.

6.2 Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other rights Sportradar may have pursuant to this Agreement or otherwise, Sportradar shall have the right, upon reasonable notice to Customer to suspend and/or terminate this Agreement and any other related agreements between the Parties with immediate effect, if Sportradar believes, in good faith, that continuing the agreement(s), may or will cause a legal or material reputational risk to Sportradar. Prior to the provision of any such notice to Customer by Sportradar to suspend and/or terminate the agreement(s), the Parties shall engage in an executive escalation process for a period of five (5) days, or such longer period if mutually agreed by the applicable Parties.

6.3 As soon as commercially reasonable, but no later than thirty (30) days after termination or expiration of this Agreement for any reason, the Customer shall (unless required to keep any copies pursuant to applicable law and/or regulation) delete any copies of the Services from any and all computer equipment in the Customer's possession or control and cause its third-party service providers to delete any and all copies of the Services from any and all computer equipment in its possession or control. Upon request, Customer shall provide to Sportradar a sworn statement confirming the Customer's compliance with this GTC.

7 IP, Indemnity, Warranties, and Liability

7.1 Each Party represents and warrants that: (i) it is fully able and competent to enter into the terms, conditions, obligations, affirmations, representations, and warranties set forth in this Agreement and to abide by and comply with these term, (ii) it has full legal capacity and all necessary consents, licenses, approvals, and authority to enter into this Agreement and to perform its obligations hereunder, (iii) it shall at all times perform the obligations hereunder using appropriately experienced professional personnel with reasonable due skill, care and diligence, and (iv) entering into this Agreement will not cause it to be in breach of a pre-existing legal obligation, including under contract or at law.

7.2 Unless otherwise expressly set forth herein, Sportradar does not make or give, nor has any agent, subcontractor or auxiliary of Sportradar the authority to (neither expressly nor implied) make or give, any representation, warranty or undertaking as to, and none of Sportradar or its Affiliates accept any liability in respect of, the accuracy, completeness, availability, reliability, timeliness, or quality of the Sportradar Services, content, or accompanying documentation. Sportradar disclaims all warranties with regard to the foregoing, whether express or implied, including any implied warranties of fitness for a particular purpose, merchantability or merchantable quality, and non-infringement. Sportradar does not

warrant the results of Customer's use of the Services offered hereunder.

7.3 As between the Parties, Sportradar owns and retains all right, title, and interest in and to the Services and any software, technology, materials, and information acquired, created, authored, made, conceived, or reduced to practice by Sportradar (collectively "Sportradar IP"). Customer is not required to provide any ideas, feedback, data, or suggestions regarding the Solution or Sportradar IP, including any products or services offered by Sportradar ("Feedback"). To the extent Customer does provide Feedback to Sportradar, Customer hereby grants to Sportradar a non-exclusive, perpetual, irrevocable, sublicensable, royalty-free, worldwide right and license to use, make, sell, and otherwise exploit in any manner such Feedback. Sportradar is not obliged to disclose to the Customer any performance related statistics other than those exclusively relating to the Solution as run by the Customer.

7.4 Save as explicitly provided herein, nothing in this Agreement shall constitute or be construed as the transfer or grant to the Customer of any license to utilize the Sportradar marks, logos, trade dress, patents, copyrights, work product, or other forms of intellectual property made available my Sportradar, whether registered or not, in the course of the business relationship, without Sportradar's express, written approval. The Customer recognizes the validity of the title in the information, Services, content, and accompanying documentation made available by Sportradar and the intellectual property rights owned by Sportradar or any of its subsidiaries and Affiliates (or their licensors), whether registered or not.

7.5 The Customer must promptly advise Sportradar of all cases of potential infringement of the Sportradar IP or any of its subsidiaries and Affiliates that comes to the Customer's attention during the Term in connection with this Agreement, and shall render all assistance reasonably requested in connection with any action taken by Sportradar or its subsidiaries and Affiliates relating thereto. The control of such action, including the determination of whether to initiate action or to settle, shall be under the sole control of Sportradar.

7.6 Customer agrees to, at its own expense, defend and/or settle any claim made by a third party against Sportradar or its directors, officers or employees to the extent resulting directly or indirectly from any breach by Customer (or any of its employees or agents) of any warranty, representation, covenant or obligation contained herein, and Customer agrees to indemnify Sportradar directors, officers, and/or employees against those amounts finally awarded by a tribunal against them (including damages, interest, losses, costs and attorneys' fees) or payable pursuant to a settlement agreed to by Customer with respect to such claims. Customer shall notify Sportradar promptly in writing of any claim and provide reasonably available information and assistance regarding such claim. Failure to notify Sportradar will not relieve Customer of any liability under this section. If the Customer fails to retain counsel for a claim within a reasonable period of time upon the receipt of such written notification of a claim, Sportradar may retain its own counsel at the Customer's expense to defend such claim. Customer shall not enter into a settlement of any such claim without prior written consent from Sportradar.

7.7 TO THE FULLEST EXTENT PERMITTED BY LAW, AND EXCLUDING DAMAGES ARISING FROM FRAUD, BREACH OF CONFIDENTIALITY, DEATH OR PERSONAL INJURY, NEITHER PARTY, NOR ANY OF ITS AFFILIATES, NOR SPORTRADAR'S SOFTWARE OR DATA PROVIDERS, AGENTS, SUBCONTRACTORS OR AUXILIARIES, SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY CLIENTS OF THE CUSTOMER FOR ANY INDIRECT DAMAGES OR ANY LOSS OF PROFIT, TURNOVER, DATA, BUSINESS OR GOODWILL OR FOR ANY CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES ARISING IN CONNECTION WITH THE SPORTRADAR PRODUCTS, DATA, SERVICES, CONTENT AND/OR SOLUTIONS (IN EACH CASE WHETHER ARISING FROM NEGLIGENCE, BREACH OF CONTRACT, EQUITY, STATUTE, TORT OR OTHERWISE), INCLUDING (BUT NOT LIMITED TO): (a) ANY LOSS OR DAMAGE WHICH THE CUSTOMER MAY INCUR AS A RESULT OF THE SPORTRADAR PRODUCTS, DATA, SERVICES, CONTENT AND SOLUTIONS FAILING TO BE WHOLLY ACCURATE, COMPLETE, RELIABLE, ACCESSIBLE OR OTHERWISE AS A RESULT OF ANY BREACH OR NON-PERFORMANCE OF THIS SERVICES AGREEMENT; OR (b) ANY LOSS OR DAMAGE RESULTING FROM CLAIMS BROUGHT BY ANY CLIENT OF THE CUSTOMER.

7.8 Except for the ITS liability set forth under GTC 7.10, Sportradar's total aggregate liability arising from or in relation to this Agreement, whether the liability arises because of breach of contract, negligence or for any other reason, shall be strictly limited EUR 50,000.

7.9 Integrated Trading Services Liability. The liability regarding the Integrated Trading Services, if purchased by Customer, shall be strictly limited to that detailed in Appendix 4, if applicable.

8 Confidentiality

8.1 Each Party acknowledges that by reason of its relationship to the other Party under this Agreement it may have access to certain information and materials concerning the other Party's business, plans, trade and business secrets, know-how, customers, user data, codes and products that are confidential and of substantial value to such Party (referred to in this section as "Confidential Information"), which value would be impaired if such Confidential Information were disclosed to third parties.

8.2 At all times, the Parties are obliged to maintain and protect the confidentiality of the Confidential Information of the other Party in the same way that either Party protects its own Confidential Information of a similar nature, but in no circumstances shall either Party fail to meet the standards due diligence and prudence to protect the said Confidential Information. This Confidential Information must not be

disclosed to third parties unless otherwise provided for in this Services Agreement.

8.3 Affiliates and subcontractors as well as auxiliaries of Sportradar are not considered as third parties under this section 8 of the GTC.

8.4 The Parties agree not to use the Confidential Information for other purposes as for the purposes of the present Agreement unless otherwise provided for in this Agreement, except where the said Confidential Information moves into the public domain as the result of an act that is not from the recipient of the Confidential Information, or where the recipient can show that this act became aware of it independently, prior to the date of the present Agreement. The recipient Party of the Confidential Information must make all necessary efforts to ensure that its employees and subcontractors to whom the Confidential Information is disclosed within the scope of this Agreement take the necessary precautions to safeguard and preserve the secrecy and the confidentiality of the Confidential Information.

8.5 On explicit request at the termination of this Services Agreement, the Party that has received Confidential Information agrees to return to the Party that disclosed the same all the material provided by the latter, as well as all the copies made hereof.

8.6 In any event, the commitment to confidentiality shall remain beyond the term of the present Services Agreement for a period of five years.

8.7 The Parties may, either mutually or separately, subject to advanced, mutual agreement by both Parties, issue a press release containing agreed-upon language by the Parties announcing the business-relationship contemplated herein.

9 Data Protection

9.1 Each Party is responsible for complying with its respective obligations under the applicable Data Protection laws. With respect to any personal data processing under the Agreement, each Party shall be bound by the Data Cooperation Agreement available at: https://sportradar.com/data-cooperation-agreement-for-mts-customers/.

10 Final Provisions

10.1 This Agreement contains the entire agreement between the Parties in respect of the subject matter of this Agreement and supersedes and cancels all previous agreements, negotiations, commitments and writings between the Parties hereto in respect of the subject matter hereof. Any general terms and conditions of the Customer shall explicitly be excluded and not applicable for the purpose of this Services Agreement.

10.2 The Parties agree that oral side agreements shall not be concluded, unless they are confirmed in writing.

10.3 Sportradar may, at its sole discretion, use subcontractors for the provision of its Services.

10.4 Neither Party may assign to any third Party, transfer nor otherwise dispose of this Agreement nor any obligation with respect thereto without the prior written consent of the other Party, provided, however, that Sportradar may transfer and assign any or all of its rights and obligations hereunder to any Affiliate of Sportradar without the consent of the Customer. Any purported or attempted assignment in violation of this paragraph shall be null and void.

10.5 All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by prepaid air courier, sent by mail or sent by facsimile transmission (including by electronic transmission such as email) to the Party to be served at the address set out on the first page of the main bold of the Agreement (or such other address as either Party may have notified in writing to the other Party beforehand).

10.6 If any term of the Agreement is invalid or ineffective, this shall not affect the validity of the remaining terms of the Agreement. The invalid or ineffective term shall be reasonably replaced by a term that most closely reflects the intended purpose of the Agreement. The same applies in case of any gap and as regards the interpretation hereof.

10.7 Each Party agrees not to employ (either directly or indirectly), without the prior written consent of the other Party, any employee of the other Party who is, or has been, within the six (6) months prior to either Party agreeing to employ any employee of the other Party, engaged directly in the performance of this Agreement.

10.8 Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

10.9 Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties, or to authorize either Party to act as agent for the other, and neither Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

10.10 Third Parties. To the extent Sportradar's obligations under this Agreement are dependent on the actions of a third party or entering into with such third party, Sportradar will use commercially reasonable efforts to obtain such action or enter into such agreement on reasonable terms. If Sportradar is unable to obtain such action or maintain such agreement after complying with the foregoing, Sportradar's obligations hereunder will immediately terminate. Without limitation to any other fee adjustment provision in this Agreement, if any such third party increases its fees to Sportradar

during the term of this Agreement, Sportradar reserves the right to increase fees to Customer upon thirty (30) days' notice.

sportradar

Appendix 2

Ticket Integration

The following data is required pursuant to Ticket Integration:

- [redacted]

- [redacted]

sportradar

Appendix 3

Risk Sharing	[redacted]
stake	
selection 1	
selection 2	
selection 3	
selection 4	
selection 5	
whole multiple	
Global Trading	
Selective tradin	
Sel	
Selection1	
Selection2	
Selection3	
Selection4	
Selection5	
TktOd = 0	
*	

* Selective bet wins if combo ticket wins and loses if combo ticket loses

Appendix 4

Integrated Trading Services General Terms and Conditions

Customer agrees to be bound by the terms and conditions contained in this Appendix that shall apply solely to the ITS Products. The Parties acknowledge and agree that the terms contained herein as applied solely to the ITS Products shall prevail in the event of a conflict between the terms of this Appendix and any other part of this Agreement (including, but not limited to, appendices, exhibits, amendments, and addenda).

1. **Product Description**. ITS allows Customer to integrate its own trading floor alongside Sportradar's Managed Trading Services ("**MTS**") provided under this Agreement by accessing MTS Trading Console and tools (Ctrl and Betpal). Customer may retain full or partial control of its sportsbook at any time, in Customer's sole discretion, while visualizing and monitoring the service rendered by MTS in real time. Customer may return control of its sportsbook to the MTS trading team at any time in full or in part, in Customer's sole discretion.

2. **Rights and Obligations of Customer**.

   a. Sportradar grants to Customer the right to use ITS in connection with MTS to: (i) visualize and control in real time the service delivered, (ii) accept or reject Sportradar's odds and bets acceptance/rejection suggestions; (iii) take control of its sportsbook in whole or in part at any time, to the degree and areas progressively enabled by Sportradar, relying on MTS processes, algorithms and tools, in Customer's sole discretion; (iv) return control of its sportsbook to the automated processes offered by MTS in whole or in part at any time, and/or; (v) use and/or create its own content with the ITS Products.

   b. Sportradar grants to Customer up to 10 of login credentials to access the ITS interface. Only the Customer shall have the right to use the login credentials and access the ITS interface. Unauthorized Affiliates, Operators, or third parties shall not have access to the ITS interface.

3. **Rights and Obligations of Sportradar**. Sportradar reserves the right to take control of Customer's sportsbook and/or overwrite Customer's use of the ITS Products at any time by reinstating MTS and in Sportradar's sole discretion only if: (i) Sportradar reasonably believes Customer's use will result unauthorized modifications or distribution of the Services, (ii); Sportradar determines that Customer's use and actions are taken to intentionally and substantially impact the Revenue Share in a negative manner, and/or; (iii) Sportradar reasonably believes that Customer's actions will result in a material breach of this Agreement.

4. **Integrated Trading Solution Liability**. To the fullest extent permitted by law, neither Sportradar, nor any of its Affiliates, nor the Sportradar's software or data providers, agents, subcontractors, employees, or auxiliaries shall be liable to the Customer or to any clients of the Customer for any direct damages or loss or any loss of profit as well as a loss of turnover, data, business or goodwill or for any indirect or consequential damages or loss or special damages arising in connection with ITS and resulting from Customer's actions and/or Customer's use of the ITS Products when Customer retains full and/or partial control of its sportsbook.

5. **Integrated Trading Solution Indemnification**. The Customer shall indemnify, defend and hold Sportradar harmless from and against all liabilities, costs, damages, claims and expenses as a result of: (i) Customer's actions and/or Customer's use of the ITS Products when Customer retains full and/or partial control of its sportsbook, and; (ii) any breach or default by Customer of any representation, warranty, duty or obligation

contained in this Appendix. For the avoidance of doubt, this section 5 shall supplement Customer's indemnification duties owed to Sportradar under the GTC and shall not apply in lieu of such the GTC.

Appendix 5 - MTS Marketing Services Scope

Customer agrees to be bound by the terms and conditions contained in https://sportradar.com/mts-marketing-services-addendum-b2c/ and this Appendix that shall apply solely to the Marketing Service Products (MMP). The Parties acknowledge and agree that the terms contained herein as applied solely to the MMS Products shall prevail in the event of a conflict between the terms of this Appendix and any other part of this Agreement (including, but not limited to, appendices, exhibits, amendments, and addenda).

MTS Marketing Services – General Terms

1. Services included

See https://sportradar.com/mts-marketing-services-addendum-b2c/, including

- Supporting all-you-can-eat API requests/widget includes, with unlimited traffic up to [redacted] API requests/ week and [redacted] wagers/day
- Personalized & pre-login support, "cold start problem" support
- ISO 27001 & GDPR compliant

2. Operator Data input

It is acknowledged that while the onus is on Sportradar AI to implement the Service, that:

- the Customer and its sub-contractors provide to Sportradar AI the data, historic one-time & recurring feeds as agreed between the parties defined in the Schedules to this agreement, and
- this Data and its sub-contractors will be available to Sportradar AI for use and shall be treated as Confidential Information as set out in this Agreement, and
- Sportradar AI will simply be processing information provided by the Customer, and
- Sportradar AI shall have no responsibility for verifying or checking the accuracy or completeness of such information, and
- the timely, correct and complete provision of the required data, access to certain Customer staff and other inputs identified by Sportradar AI or the Customer ('Data'), is critical to the viability and success of the Service; and
- any issues in the data feed shall be monitored, raised and handled as set out in the SLA in Schedule 1, and
- the quality of the Service provided is reliant upon the quality and quantity of the Customer Data. In the case of issues Sportradar cannot be made liable for interruptions or quality reductions, and
- the Customer provides to Sportradar AI data as agreed between the Parties during the project
- Sportradar AI may make further data requests from time to time. The parties will not share any personal data.

3 . Scope

- **Brands**: as per SOW's
- **Countries**: all countries where the Customer's clients are active as per SOW's
- **Languages**: as agreed between the Parties as per SOW's
- **Sports Types**: all sports available, excluding Horse Racing & Greyhound racing
- **Channel**: channels as agreed between the parties, as per SOW's

- **Users**: all real money users
- **Features launched**: based on the core offering, as agreed between the parties, as per SOW's
- **QA & Rollout**: defined and run by Customer, support by Sportradar AI
- **Pre-login use case**: feature enabled on request from Customer's clients, as per SOW's.
- **Other requirements**
  - if user already placed bet on a recommended event, not taken out
  - handling if response timeout from Sportradar AI: fallback to current UI/widgets
  - handling no data feed, no API response (alerts, handle): see SLA at https://sportradar.com/mts-marketing-services-addendum-b2c/

Appendix 6

Service Level Agreement

Service Level Agreements & Conditions

Sportradar has an in-house results department, where the information is collected. All information is verified and double-checked. Sportradar uses its high-technology search engines for controlling and verifying all information. This means that Sportradar constantly runs automatic checks on several thousands of online sources for all information displayed.

The IT/Support department consists of IT designers, developers, system administrators and technical support teams with offices in Gera (Germany), Munich (Germany), Trondheim (Norway), Tallinn (Estonia), Ljubljana (Slovenia), Minneapolis (United States) and Vienna (Austria). **Sportradar** has **24x7x365 tech support** teams in place who monitor our server and service status **24 hours a day, 365 days a year**, and **proactively act on indicators** in order to prevent service incidents. In case of service downtime, our tech support staff are able to work on immediate resolutions because we always have standby staff available.

Usability degree

Sportradar guarantees a usability degree of **99.5% per month**. The degree shall be calculated from the server availability and usability for the **Customer** excluding third party network providers.

Agreed or scheduled service interruptions are not regarded as non-availability. If a necessary interruption of service is planned, **Sportradar** shall inform the **Customer** as early as possible in advance, which shall be in general three working days, according to table "Incidents & Response Times" chapter "Scheduled/Planned maintenance", but no later than 24 hours in advance except in cases of emergencies or error handling.

Sportradar will take all reasonable steps to ensure the accuracy and timely provision of the service. In the event that the service supplied by **Sportradar** to the **Customer** contained any error(s) or delays in circumstances where delivery would have been within **Sportradar's** reasonable control, **Sportradar** will send to the **Customer** a written report setting out the following information:

- the error(s) in the **Sportradar** service supplied to the **Customer**
- where known, the reasons for such error(s); and
- where applicable, any action proposed or implemented by **Sportradar** to prevent recurrence of errors of an identical and similar nature.

Communication Channels & Process

The Sportradar Customer Care Concept

Sportradar offers its multilingual Customer Care services to national, international and global clients as an important part of its services and products. Dedicated Setup-Services teams as well as our skilled Technical Sales engineers ensure a smooth, proactive, quick and well guided product integration also on-site. Identifying the best suitable integration method such as SDK, API, XML, Hosted etc. as well as detailed presentations about what data is provided through which services ensures to exploit our innovative technologies and services the best possible way. After successful integration, our knowledgeable team of veteran representatives are available to help our customers in **a 24/7/365 support scheme** according to table "**Incident Categories & Response Times**".

24/7 Live Chat Support

Our Support reps are available 24/7/365 via an online chat option, should you choose to utilize this functionality. Our dedicated live chat tool offers the ability to chat in real-time with any members of our Technical Support team through dedicated channels such as "**General Support**", "**Live Trader Support**", **"Pre-Match Trading Support", "MTS Trading Support"** and "**Fixture Support**". Our chat tool is available on various Sportradar websites as well as customer facing interfaces such as www.betradar.com or Betradar CTRL.

24/7 Email & Ticket Communication

Our support teams work out of a ticketing system, so all emails sent to **support@sportradar.com** will be routed through there and monitored 24/7/365. After emailing our team, the subject line will be appended with a unique ticket number. This may be helpful for future reference when following up on issues or questions.

In addition, Sportradar offers you access to our Customer Support Portal [Login to https://support.sportradar.com], should you choose to utilize this function. This would enable you to log in and file tickets or Live Chats directly with our teams, and to easily view your open and closed tickets with us. Please let us know which members of your team require access (first/last name, email address, account ID) and we can get them set up.

24/7 Phone Communication

For telephone assistance within our team, please call the relevant Support Hotline:

24/7 Support Hotline (EU): +41 71 517 72 00

24/7 Support Hotline (US): +1 612 361 41 01

24/7 Support Hotline (Asia): +65 31 635 744

Incident Categories & Response Times

Service Management	Response Time	Comments
P1 Incident Response to Customer (Critical)	15 minutes	Function of all or a substantial part of a Service has failed, critically degrading Customer's operational performance. No practicable workaround
P2 Incident Response to Customer (Major)	30 minutes	Customer experiences a material adverse impact on the service they can offer to their customers. Workaround is impractical or operationally difficult.
P3 Incident Response to Customer (Moderate)	60 minutes	The reported fault does not materially affect Customer's Services or a workaround exists that does not substantially inconvenience Customer on an ongoing basis
Change Management	Information Time & Channels	Details about scheduled maintenance, releases and changes will be announced via on-screen, e-mail, pop-up and SMS alerts depending on the affected service. A precondition for this is a proper configured technical contact within the according customer interfaces such as www.betradar.com or Betradar CTRL.
Scheduled/Planned Maintenance	Immediately	- in case of needed hotfix, precautionary measures to avoid service downtimes
	24h in advance	- regular
	72h in advance	- if maintenance window is planned to take place directly after the weekend
	4 weeks in advance	- in case of any structural changes of e.g. XML feeds which also requires changes/adaptions on customer side

If the above usability degrees are not delivered according to the above promised numbers, the Customer may deduct the non-delivery time pro rata temporis from the Prices, e.g. 24h of non-delivery shall mean deduction of 1/30 (one month = 30 days) from the monthly Prices.

The deduction refers to each single product/ service. That means that the interruptions will be counted, and the discounts have to be calculated from the price paid for each service/ product separately. Furthermore, Sportradar will not be liable for third parties' errors and grants no discounts for any interruptions resulting hereof.

DocuSign

Certificate Of Completion

Envelope Id: 001641B029AA466E874A4C5948F25F0C		Status: Completed
Subject: Documents for your DocuSign Signature - 00017462 - Apple iSports		
Source Envelope:		
Document Pages: 29	Signatures: 3	Envelope Originator:
Certificate Pages: 5	Initials: 0	Jasmina Imamovic
AutoNav: Enabled		C/ Gonzalo Jiménez de Quesada, 2
EnvelopeId Stamping: Enabled		14th floor
Time Zone: (UTC+01:00) Amsterdam, Berlin, Bern, Rome, Stockholm, Vienna		Seville, Torre Sevilla 41092
		j.imamovic@sportradar.com
		IP Address: 85.222.150.8

Record Tracking

Status: Original 2/27/2023 10:37:27 AM	Holder: Jasmina Imamovic j.imamovic@sportradar.com	Location: DocuSign

Signer Events	Signature	Timestamp
Jeremy Samuel jeremy.samuel@appleisports.com Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Accepted: 3/1/2023 3:49:18 AM ID: 12e6aec5-812b-4bc5-9d2e-ffc05dcefb89	Jeremy Samuel Signature Adoption: Pre-selected Style Using IP Address: 111.118.218.98	Sent: 2/27/2023 10:40:45 AM Viewed: 3/1/2023 3:49:18 AM Signed: 3/1/2023 4:18:28 AM
Christian Berg c.berg@sportradar.com Global Head of Tax Sportradar AG Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	Christian Berg Signature Adoption: Pre-selected Style Using IP Address: 165.225.94.81	Sent: 3/1/2023 4:18:32 AM Viewed: 3/1/2023 10:03:05 AM Signed: 3/1/2023 10:03:19 AM
Ulrich Harmuth u.harmuth@sportradar.com CSO Sportradar AG Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	Ulrich Harmuth Signature Adoption: Pre-selected Style Using IP Address: 176.127.9.211 Signed using mobile	Sent: 3/1/2023 4:18:31 AM Viewed: 3/1/2023 6:47:58 AM Signed: 3/1/2023 6:48:10 AM

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
David Edwards d.edwards@sportradar.com Director Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Accepted: 9/16/2021 2:44:58 AM ID: b7bc88fe-a77a-496f-afd3-a93b68d4a81e	COPIED	Sent: 2/27/2023 10:40:46 AM Viewed: 3/19/2023 1:32:15 AM
Mercy Bonavente m.bonavente@sportradar.com Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	COPIED	Sent: 2/27/2023 10:40:45 AM

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	2/27/2023 10:40:46 AM
Certified Delivered	Security Checked	3/1/2023 6:47:58 AM
Signing Complete	Security Checked	3/1/2023 6:48:10 AM
Completed	Security Checked	3/1/2023 10:03:19 AM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

From time to time, SPORTRADAR AG (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to this Electronic Record and Signature Disclosure (ERSD), please confirm your agreement by selecting the check-box next to 'I agree to use electronic records and signatures' before clicking 'CONTINUE' within the DocuSign system.

Getting paper copies

At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after the signing session and, if you elect to create a DocuSign account, you may access the documents for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below.

Withdrawing your consent

If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.

Consequences of changing your mind

If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. Further, you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us.

All notices and disclosures will be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us.

How to contact SPORTRADAR AG:

You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows:
To contact us by email send messages to: s.faessler@sportradar.com

To advise SPORTRADAR AG of your new email address

To let us know of a change in your email address where we should send notices and disclosures electronically to you, you must send an email message to us at s.faessler@sportradar.com and in the body of such request you must state: your previous email address, your new email address. We do not require any other information from you to change your email address.

If you created a DocuSign account, you may update it with your new email address through your account preferences.

To request paper copies from SPORTRADAR AG

To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an email to s.faessler@sportradar.com and in the body of such request you must state your email address, full name, mailing address, and telephone number. We will bill you for any fees at that time, if any.

To withdraw your consent with SPORTRADAR AG

To inform us that you no longer wish to receive future notices and disclosures in electronic format you may:

i. decline to sign a document from within your signing session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;

ii. send us an email to s.faessler@sportradar.com and in the body of such request you must state your email, full name, mailing address, and telephone number. We do not need any other information from you to withdraw consent.. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process..

Required hardware and software

The minimum system requirements for using the DocuSign system may change over time. The current system requirements are found here: https://support.docusign.com/guides/signer-guide-signing-system-requirements.

Acknowledging your access and consent to receive and sign documents electronically

To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please confirm that you have read this ERSD, and (i) that you are able to print on paper or electronically save this ERSD for your future reference and access; or (ii) that you are able to email this ERSD to an email address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format as described herein, then select the check-box next to 'I agree to use electronic records and signatures' before clicking 'CONTINUE' within the DocuSign system.

By selecting the check-box next to 'I agree to use electronic records and signatures', you confirm that:

- You can access and read this Electronic Record and Signature Disclosure; and
- You can print on paper this Electronic Record and Signature Disclosure, or save or send this Electronic Record and Disclosure to a location where you can print it, for future reference and access; and
- Until or unless you notify SPORTRADAR AG as described above, you consent to receive exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you by SPORTRADAR AG during the course of your relationship with SPORTRADAR AG.